Registration No. 333-264388

Filed Pursuant to Rule 433

Dated July 10, 2023

DV360 Ad 160x600, animatedURL for all BRAND Display ad CTAs:www.maxetns.com/products

YouTube In Stream Video | 1200x675 StoryboardPlease note, this storyboard and video duration also applies to Linkedin and Reddit videos Frame 1Frame 4Frame 2Frame 5Frame 6Frame 3Electronic build up sounds - Supers appear, "Buckle up. NEW! 3X Auto industry stocks.- Light streaks in the back start glowing- ± 3X is revealedBG music begins- Side of frame closes in revealing futuristic graphic.- "Thematic ±3X Leverage Exchange traded notes"- Side transition opens from middle to reveal next frame.

DV360 Ad 160x600, animatedURL for all AIRLINE Display ad CTAs:www.maxetns.com/products/airlineFrame 1Frame 2Frame 3Frame 4Frame 5

DV360 Ad 160x600, animatedURL for all AUTOMOTIVE Display ad CTAs:www.maxetns.com/products/automotive